                                                                     Exhibit 4.3


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


      This Amendment No. 3 to Rights Agreement (this "Amendment"), dated as of June 15, 1998, amends the Rights Agreement dated as of December 1, 1995 between FTP Software, Inc., a Massachusetts corporation (the "Company"), and State Street Bank and Trust Company, a national banking association (the "Rights Agent"), as amended by Amendment to Rights Agreement dated as of November 7, 1996 between the Company and the Rights Agent and by Amendment No. 2 to Rights Agreement dated as of February 27, 1998 between the Company and the Rights Agent (the "Rights Agreement").

      WHEREAS, the Board of Directors of the Company has approved an amendment to the Rights Agreement pursuant to Section 27 thereof;

      NOW THEREFORE, in consideration of these premises, the mutual agreements herein set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by each party, the parties hereto hereby agree as follows:

      1. Amendment. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended to read as follows:

            "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company,
      (iv) any Person organized, appointed, or established by the Company or a Subsidiary of the Company pursuant to the terms of any plan described in clause (iii) above or (v) any Person who has reported or is required to report its or their beneficial ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on
      Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who, together with all of such Person's Affiliates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person on the day immediately following the last day of such 10 Business Day Period.

            As used above, the term "Acquiring Person" shall not include (i) Kopp Investment Advisors, Inc. ("KIA"), Kopp Holding Company ("KHC") or LeRoy C.

      Kopp ("Kopp") (but no purchaser or assignee of any such Person or direct or indirect purchaser or transferee of any shares of Common Stock of the Company from any such Person) so long as (A) the number of shares of Common Stock of the Company beneficially owned by all such Persons does not exceed 6,722,400 shares in the aggregate (such number to be adjusted in the event of any stock dividend, stock split or combination of shares, recapitalization, repurchase of shares by the Company or any other change in the Company's capital stock which in the determination of the Board in its sole discretion requires an adjustment to such number to maintain it at less that 20% of the Company's outstanding shares), (B) none of such Persons has filed a Schedule 13D or Schedule 13G that expresses any intention or reservation of the right (1) to control or influence the management or policies of the Company or (2) to engage in any of the actions specified in Item 4 of such Schedule 13D (other than (a) the disposition of Common Stock and (b) the acquisition of Common Stock up to the maximum number set forth above, provided that the condition in the preceding clause (B)(1) is met), (C) neither KHC nor Kopp owns directly 5% or more of the shares of Common Stock then outstanding, or (ii) NetManage, Inc. ("NMI") as a result of the execution, delivery or performance by the parties thereto of the Agreement and Plan of Reorganization dated as of June 15, 1998 among NMI, a Delaware corporation, Amanda Acquisition Corp., a Massachusetts corporation and the Company, as the same may be amended from time to time, or the consummation of the transactions contemplated thereby pursuant to the terms thereof."

      2. Effect of Amendment. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

      3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of The Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of said state applicable to contracts made and to be performed entirely within said state.

      4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day first above written.

ATTEST:                             FTP SOFTWARE, INC.


                                    By _______________________________
                                       Name:
                                       Title:

ATTEST:                             STATE STREET BANK AND TRUST
                                    COMPANY


                                    By _______________________________
                                       Name:
                                       Title:


                                       -3-